ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS FIRST QUARTER 2022 RESULTS

- **Net cash provided by operating activities (GAAP) of $460 million; Adjusted Cash Receipts[1] (non-GAAP) of $605 million**
- **Announced transactions of up to $450 million in Q1 2022**
- **2022 guidance reaffirmed: Adjusted Cash Receipts[1] expected to be $2,225 to $2,300 million**

NEW YORK, NY, May 5, 2022 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the first quarter of 2022 and reaffirmed full-year 2022 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"We are delighted to start the year with a strong quarter," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "Importantly, our continued business momentum and leadership in the rapidly growing biopharma royalty market position us well to further our mission of accelerating innovation in life sciences and transforming patient lives. Our transaction pipeline remains highly active and robust given the enormous funding needs of the biopharma industry. The fundamental tailwinds that underpin our business have never been stronger and we look forward to sharing further details at our upcoming Investor Day on May 17th."

First quarter 2022 GAAP financial results reflect upfront payments and higher net interest paid

- Net cash provided by operating activities decreased to $460 million; net cash provided by investing activities was $11 million; net cash used in financing activities decreased to $221 million.
- Total income and other revenues decreased 2% to $562 million.

First quarter 2022 non-GAAP financial results show strong performance

- Adjusted Cash Receipts[1] increased 15% to $605 million, driven by double-digit increases in royalties from the cystic fibrosis franchise, Tysabri and by recent royalty acquisitions, which more than offset royalty expirations.
- Adjusted EBITDA[4] grew 15% to $556 million, driven by strong growth in Adjusted Cash Receipts.
- Adjusted Cash Flow[2] decreased 10% to $367 million, impacted primarily by $100 million in payments related to aficamten; this reflects an update to the treatment of certain development-stage funding payments in Royalty Pharma's non-GAAP measures to align with similar updates being applied by the biopharma industry.

Expanded partnership with Cytokinetics

- Announced $450 million expanding partnership with Cytokinetics underpinned by a royalty on aficamten, a novel therapy in Phase 3 development for hypertrophic cardiomyopathy.

Positive clinical and regulatory updates

- Vertex's Kaftrio for cystic fibrosis was granted label expansion in Europe for children 6 through 11 years old.
- Vydura (rimegepant) for migraine was granted marketing authorization by the European Commission (EC).

Financial guidance for 2022 (excludes contributions from new transactions)

- Royalty Pharma reaffirmed that 2022 Adjusted Cash Receipts[1] are expected to be between $2,225 million and $2,300 million, excluding new transactions announced subsequent to the date of this release.

Financial Summary	Three Months Ended March 31 (unaudited)		
($ and shares in millions)	2022	2021	Change
Net cash provided by operating activities (GAAP)	460	526	(13)%
Net cash provided by/(used in) investing activities (GAAP)	11	(599)	(102)%
Net cash used in financing activities (GAAP)	(221)	(227)	(3)%
Total income and other revenues (GAAP)	562	573	(2)%
Adjusted Cash Receipts[1] (non-GAAP)	605	524	15%
Adjusted EBITDA[4] (non-GAAP)	556	482	15%
Adjusted Cash Flow[2] (non-GAAP)	367	409	(10)%
Weighted average Class A ordinary shares outstanding - diluted	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

First Quarter 2022 Financial Results

($ in millions)			Three Months Ended March 31 (unaudited) 2022	2021	Change
Net cash provided by operating activities (GAAP)			**460**	**526**	**(13)%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	202	167	21%
Tysabri	Biogen	Neurology	97	87	12%
Imbruvica	AbbVie, J&J	Cancer	87	89	(2)%
Promacta	Novartis	Hematology	48	44	9%
Xtandi	Pfizer, Astellas	Cancer	43	41	6%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	36	36	(0)%
Tremfya	Johnson & Johnson	Immunology	28	—	n/a
Nurtec ODT/Biohaven payment*	Biohaven, Pfizer	Neurology	20	17	23%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	13	—	n/a
Farxiga/Onglyza	AstraZeneca	Diabetes	9	9	11%
Evrysdi	Roche	Rare disease	9	2	nm
Trodelvy	Gilead	Cancer	5	3	88%
Erleada	Johnson & Johnson	Cancer	5	3	57%
Emgality	Lilly	Neurology	5	3	46%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	4	31%
Orladeyo	BioCryst	Rare disease	4	0	nm
Prevymis	Merck & Co.	Infectious disease	4	9	(52)%
Oxlumo	Alnylam	Rare disease	1	—	n/a
Other products[3]			89	138	(35)%
Total royalty receipts			711	649	9%
Distributions to non-controlling interests			(106)	(126)	(15)%
Adjusted Cash Receipts[1] (non-GAAP)			**605**	**524**	**15%**

Amounts shown in the table may not add due to rounding.

*Includes royalty receipts for Nurtec ODT of $5 million and $1 million in the first quarter of 2022 and 2021, respectively, and quarterly redemptions of $16 million in 2022 and 2021 of the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows).

Net cash provided by operating activities (GAAP) was $460 million in the first quarter of 2022, a decrease of 13%, compared to $526 million in the same period of 2021. The decrease was primarily driven by Development-stage funding payments – upfront and milestones of $100 million to Cytokinetics to acquire a royalty on aficamten and higher interest paid due to the first interest payment made on the $1.3 billion senior unsecured notes issued in July 2021 (the "2021 Notes"). The decrease was partially offset by higher cash collections from financial royalty assets.

Total royalty receipts were $711 million in the first quarter of 2022, an increase of 9%, compared to $649 million in the same period of 2021. The increase was largely attributable to the performance of the cystic fibrosis franchise, Tysabri and the addition of new royalties. The increase was partially offset by a decline in royalties from the HIV franchise, which reached the end of its royalty term in 2021.

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3 Drivers of royalty receipts in the first quarter of 2022 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $202 million in the first quarter of 2022, an increase of 21% compared to the same period of 2021. The increase was primarily driven by the launch of Kaftrio in additional countries outside the United States and the performance of Trikafta in the United States, including its uptake in children ages 6 through 11 years old. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $97 million in the first quarter of 2022, an increase of 12%, compared to the same period of 2021, primarily attributable to continued global patient growth and positive channel dynamics in the United States. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $87 million in the first quarter of 2022, a decrease of 2% compared to the same period of 2021, primarily due to slower-than-anticipated market recovery from COVID-19 in chronic lymphocytic leukemia and increased market share pressure from newer therapies in the United States. The decrease was partially offset by growth in regions outside the United States. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $48 million in the first quarter of 2022, an increase of 9% compared to the same period of 2021, primarily resulting from increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $43 million in the first quarter of 2022, an increase of 6% compared to the same period of 2021, primarily driven by demand across various prostate cancer indications. • Januvia, Janumet, other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $36 million in the first quarter of 2022 and were relatively consistent compared to the same period of 2021. Royalty receipts from Januvia, Janumet and other DPP-IVs are expected to substantially end in the second quarter of 2022. • Tremfya: Royalty receipts from Tremfya, which is marketed by Johnson & Johnson for the treatment of plaque psoriasis and active psoriatic arthritis, were $28 million in the first quarter of 2022, primarily driven by continued market share gains. Royalty Pharma acquired a royalty interest in Tremfya in July 2021. • Nurtec ODT/Biohaven payment: Royalty receipts from Nurtec ODT, which is marketed by Biohaven and Pfizer for the acute and preventative treatment of migraine, were $20 million in the first quarter of 2022, an increase of 23% compared to the same period of 2021. These royalty receipts include a $16 million fixed payment from Biohaven related to the Series A Preferred Shares in the first quarter of 2022 and 2021 as a result of the approval of Nurtec ODT in February 2020. We have received the first five of 16 consecutive quarterly payments relating to the Series A Preferred Shares. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda, were $13 million in the first quarter of 2022, primarily resulting from the uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma. Royalty Pharma acquired a royalty interest in Cabometyx/Cometriq in March 2021.

4 • Additional highlights: ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $9 million in the first quarter of 2022, primarily attributable to increasing share of naive patient starts in the United States and strong uptake from early launch countries in Europe. ◦ Orladeyo: Royalty receipts from Orladeyo, marketed by BioCryst for the treatment of hereditary angioedema (HAE), were $4 million in the first quarter of 2022, primarily driven by uptake from patients switching from other prophylactic therapies and acute-only therapy. Royalty Pharma acquired a royalty interest in Orladeyo in December 2020 and an additional royalty interest in November 2021. ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple- negative breast cancer and metastatic urothelial cancer, were $5 million in the first quarter of 2022, an increase of 88% compared to the same period of 2021, primarily driven by uptake in second-line metastatic triple-negative breast cancer in the United States and Europe and second-line urothelial cancer in the United States. Distributions to non-controlling interests, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $106 million in the first quarter of 2022, a decrease of 15% compared to the same period of 2021. As a percent of total royalty receipts, distributions to non-controlling interests decreased to 15% in the first quarter of 2022, compared to 19% in the prior year period. The decrease was primarily due to reduced royalties from maturing or expired products, such as the HIV franchise, where the percentage of royalties attributed to non-controlling interests is higher. Adjusted Cash Receipts(1) (non-GAAP) were $605 million in the first quarter of 2022, an increase of 15% compared to the same period of 2021, reflecting higher royalty receipts from existing products, including the cystic fibrosis franchise, the addition of new royalties and the decrease in distributions to non-controlling interests. The increase was partially offset by a decline in royalty receipts from expired products, primarily the HIV franchise. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. Adjusted EBITDA was $556 million in the first quarter of 2022, an increase of 15% compared to Adjusted EBITDA of $482 million in the first quarter of 2021. Growth in Adjusted EBITDA was largely attributable to Adjusted Cash Receipts(1) growth of 15% compared to the same period in 2021 and partially offset by higher payments for operating and professional costs of $49 million (representing 8% of Adjusted Cash Receipts) in the first quarter of 2022, an increase of 16% compared to the $42 million reported in the same period of 2021 (representing 8% of Adjusted Cash Receipts). Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less Development-stage funding payments - ongoing, Development-stage funding payments – upfront and milestones, net interest paid and miscellaneous other items. In the first quarter of 2022, Adjusted Cash Flow was $367 million, a 10% decrease compared to Adjusted Cash Flow of $409 million for the same period of 2021. The decrease was primarily driven by Development-stage funding payments – upfront and milestones of $100 million related to the investment in aficamten in the first quarter of 2022 and by higher net interest paid due to the first interest payment on the 2021 Notes. The decrease was partially offset by growth in Adjusted Cash Receipts(1) and lower funding requirements by the Avillion entities. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’

5 Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. • Cystic fibrosis franchise: In January 2022, Vertex announced that the EC granted approval for the label expansion of Kaftrio in a combination regimen with ivacaftor for the treatment of cystic fibrosis in children ages 6 through 11 years old who have at least one F508del mutation in the cystic fibrosis transmembrane conductance regulator gene. • Aficamten: In February 2022, Cytokinetics announced positive topline results from Cohort 3 of REDWOOD-HCM Phase 2 trial. Results from Cohort 3 showed that substantial reductions in the average resting left ventricular outflow tract gradient (LVOT-G) as well as the post-Valsalva LVOT-G were achieved for patients with obstructive hypertrophic cardiomyopathy (oHCM) and a resting or post-Valsalva LVOT-G of ≥50 mmHg whose background therapy included disopyramide and in the majority a beta-adrenergic blocker. The safety and tolerability of aficamten were consistent with prior experience in REDWOOD-HCM with no treatment interruptions and no serious adverse events attributed to treatment reported by the investigators. • Omecamtiv mecarbil: In February 2022, Cytokinetics announced results from METEORIC-HF, a Phase 3 trial evaluating the effect of treatment with omecamtiv mecarbil compared to placebo on exercise capacity in patients with heart failure with reduced ejection fraction. After 20 weeks of treatment, there was no change in peak oxygen uptake in patients treated with omecamtiv mecarbil versus placebo. • Tremfya: In February 2022, Johnson & Johnson announced results from the Phase 2a VEGA proof-of-concept study. Results showed that the combination of Tremfya and golimumab, a tumor necrosis factor-alpha antagonist, induced higher rates of clinical response, clinical remission, endoscopic improvement and a composite histologic- endoscopic endpoint at 12 weeks than either treatment alone in adults with moderately to severely active ulcerative colitis. Rates of adverse events were comparable among treatment groups. In February 2022, Johnson & Johnson announced results from the Phase 2b QUASAR Induction Study 1. Results showed that a significantly greater proportion of adults with moderately to severely active ulcerative colitis who previously had an inadequate response or intolerance to conventional therapies and/or selected advanced therapies and were treated with Tremfya achieved clinical response at week 12 (Tremfya 200mg: 61.4% and Tremfya 400mg: 60.7%), the study’s primary endpoint, compared with placebo (27.6%). Safety data at week 12 was consistent with the safety profile for Tremfya in approved indications. • Gantenerumab: In March 2022, Roche announced a new Phase 3 Alzheimer’s disease prevention trial (SKYLINE). Roche intends to enter into a collaboration agreement with Banner Alzheimer’s Institute’s Alzheimer’s Prevention Initiative, Massachusetts General Hospital and the University of Southern California Alzheimer’s Therapeutic Research Institute to further exchange scientific insights and advance the trial goals. SKYLINE aims to evaluate the potential of gantenerumab to slow disease progression in people with the earliest biologic signs of Alzheimer’s disease and who show no signs of cognitive impairment. • Trodelvy: In March 2022, Gilead announced results from the Phase 3 TROPiCS-02 study evaluating Trodelvy in patients with HR+/HER2- metastatic breast cancer who received prior endocrine therapy, CDK4/6 inhibitors and two to four lines of chemotherapy met its primary endpoint with a statistically significant improvement in progression-free survival versus physician’s choice of chemotherapy. The trial targeted a 30% reduction in the risk of disease progression or death and the primary endpoint results were consistent with those observed in the Phase 1/2 IMMU-132-01 study in a subset of HR+/HER2- metastatic breast cancer patients. The first interim analysis of the key secondary endpoint of overall survival demonstrated a trend in improvement for overall

6 survival. Patients will be followed for a subsequent overall survival analysis. The safety profile for Trodelvy was consistent with prior studies. In January 2022, Gilead announced it had entered into two clinical trial collaboration and supply agreements with Merck & Co. to evaluate the combination of Trodelvy and Merck & Co.’s anti-PD-1 therapy Keytruda in first-line metastatic non-small cell lung cancer (NSCLC). As part of the collaboration, Merck will sponsor a global Phase 3 clinical trial of Trodelvy in combination with Keytruda as a first-line treatment of patients with metastatic NSCLC. Additionally, Gilead will sponsor a Phase 2 signal-seeking study evaluating combinations that include pembrolizumab in first-line NSCLC. These agreements follow a collaboration, established in October 2021, to investigate Trodelvy in combination with Keytruda as first-line treatment for people with locally advanced or metastatic triple-negative breast cancer. • Cabometyx: In March 2022, Exelixis announced results from the final analysis of the second primary endpoint of overall survival from the Phase 3 COSMIC-312 trial, which evaluated cabozantinib in combination with atezolizumab versus sorafenib in patients with previously untreated advanced hepatocellular carcinoma. The final analysis showed neither improvement nor detriment in overall survival for cabozantinib in combination with atezolizumab versus sorafenib. • BCX9930: In April 2022, BioCryst announced that it is pausing enrollment in clinical trials with BCX9930 while BioCryst investigates elevated serum creatinine levels seen in some patients. BioCryst will not enroll new patients in the REDEEM-1, REDEEM-2 or RENEW clinical trials during the investigation. Patients currently enrolled in the trials are continuing on the study drug. • Vydura: In April 2022, Pfizer and Biohaven announced that the EC has granted marketing authorization for Vydura (rimegepant) for both the acute treatment of migraine with or without aura, and prophylaxis of episodic migraine in adults who have at least four migraine attacks per month. The EC approval will be valid for all 27 EU member states as well as Iceland, Liechtenstein, and Norway and local reimbursement approval will follow. Summary of Recent Royalty Acquisition Activity • Cytokinetics: In January 2022, Royalty Pharma acquired a royalty interest in aficamten from Cytokinetics for $150 million, including $50 million upfront, and two additional $50 million payments conditional upon the initiation of potential pivotal clinical trials for oHCM and non-obstructive hypertrophic cardiomyopathy. In February 2022, Cytokinetics announced that it initiated the clinical trial for oHCM, which triggered a $50 million payment from Royalty Pharma in the first quarter of 2022. Additionally, Royalty Pharma will provide Cytokinetics long-term commercial launch capital of up to $300 million to support the company’s development and potential commercialization efforts. The long-term commercial launch capital includes an initial tranche of $50 million funded upon closing and four additional tranches in the aggregate amount of $250 million upon the occurrence of certain regulatory and clinical development milestones related to aficamten and omecamtiv mecarbil. Liquidity and Capital Resources • As of March 31, 2022, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.3 billion and long-term debt with principal value of $7.3 billion. • In January 2022, Royalty Pharma closed a funding agreement with Cytokinetics to support the development of aficamten and potential commercialization of omecamtiv mecarbil. This transaction resulted in cash outflow of $150 million in the first quarter of 2022, comprised of a $50 million upfront payment for the aficamten royalty, a $50 million milestone payment for pivotal clinical trial initiation of aficamten in oHCM and a $50 million upfront payment related to the long-term commercial launch capital.

7 2022 Financial Outlook Royalty Pharma has provided its guidance for full-year 2022 as follows: Provided May 5, 2022 Adjusted Cash Receipts(1) (non-GAAP) excluding new transactions announced after the date of this release $2,225 million to $2,300 million Royalty Pharma expects that payments for operating and professional costs will be approximately 9% of Adjusted Cash Receipts in 2022. Royalty Pharma made its first semi-annual interest payment on the 2021 Notes in March 2022. We expect total interest paid to be approximately $170 million for full-year 2022. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes, interest paid is anticipated to be approximately $83 million in the third quarter of 2022 and a de minimis amount paid in the second and fourth quarters of 2022. The projection assumes no additional debt financing in 2022. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2022 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Update of non-GAAP financial measures presentation Beginning in the first quarter of 2022, Royalty Pharma updated its presentation of its non-GAAP financial measures to include the impact of certain development-stage funding payments in its reported Adjusted Cash Flow (non-GAAP). This change aligns with the non-GAAP financial presentation updates applied by other biopharma industry participants beginning in the first quarter of 2022. Prior period results have been updated to conform to the new presentation. In the first quarter of 2022, Royalty Pharma’s non-GAAP financial measures included Development-stage funding payments – upfront and milestones of $100 million for aficamten. Please refer to tables 5-7 in this release for non-GAAP financial measures for full year 2020 and 2021 which have been updated to reflect this new presentation. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its first quarter of 2022 results today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and access the presentation. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days. To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone for U.S. callers

8 by dialing (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 1288402. About Royalty Pharma Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Johnson & Johnson’s Tremfya, Gilead’s Trodelvy, Merck & Co.’s Januvia, Novartis’ Promacta, Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and ten development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations,

9 and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including

10 Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 7. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three Months Ended March 31, ($ in millions) 2022 2021 Income and other revenues: Income from financial royalty assets 512 530 Revenue from intangible royalty assets 34 36 Other royalty income 17 7 Total income and other revenues 562 573 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 185 292 Research and development funding expense 101 3 Amortization of intangible assets 6 6 General and administrative expenses 52 43 Total operating expenses, net 342 344 Operating income 220 229 Other (income)/expense: Equity in (earnings)/losses of equity method investees (0) 2 Interest expense 47 37 Other expense, net 45 31 Total other expenses, net 92 70 Consolidated net income before tax 128 159 Income tax expense — — Consolidated net income 128 159 Net income attributable to non-controlling interests 76 90 Net income attributable to Royalty Pharma plc 52 69 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of March 31, 2022 As of December 31, 2021 Cash and cash equivalents 1,792 1,541 Marketable securities 484 582 Total financial royalty assets, net 14,038 14,333 Total assets 17,379 17,516 Long-term debt 7,101 7,096 Total liabilities 7,237 7,267 Total shareholders’ equity 10,142 10,249

13 Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three Months Ended March 31, ($ in millions) 2022 2021 Cash flows from operating activities: Cash collections from financial royalty assets 622 574 Cash collections from intangible royalty assets 36 36 Other royalty cash collections 17 7 Distributions from equity method investees 21 17 Interest received 0 2 Development-stage funding payments - ongoing (1) (3) Development-stage funding payments - upfront and milestones (100) — Payments for operating and professional costs (49) (42) Interest paid (86) (65) Net cash provided by operating activities 460 526 Cash flows from investing activities: Investments in equity method investees (3) (9) Purchases of equity securities (34) — Purchases of available for sale debt securities (65) (18) Proceeds from available for sale debt securities 16 16 Purchases of marketable securities (177) (505) Proceeds from sales and maturities of marketable securities 275 420 Acquisitions of financial royalty assets (0) (503) Net cash provided by/(used in) investing activities 11 (599) Cash flows from financing activities: Distributions to non-controlling interests (106) (126) Distributions to non-controlling interests- other (35) (37) Dividends to shareholders (82) (66) Contributions from non-controlling interests- R&D 1 2 Contributions from non-controlling interests- other 2 0 Net cash used in financing activities (221) (227) Net change in cash and cash equivalents 250 (300) Cash and cash equivalents, beginning of period 1,541 1,009 Cash and cash equivalents, end of period 1,792 709 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

	Three Months Ended March 31,		
($ in millions)	2022	2021	Change
Net cash provided by operating activities (GAAP)	460	526	(13)%
Royalty receipts:			
Cystic fibrosis franchise	202	167	21%
Tysabri	97	87	12%
Imbruvica	87	89	(2)%
Promacta	48	44	9%
Xtandi	43	41	6%
Januvia, Janumet, Other DPP-IVs	36	36	(0)%
Tremfya	28	—	n/a
Nurtec ODT/Biohaven payment*	20	17	23%
Cabometyx/Cometriq	13	—	n/a
Farxiga/Onglyza	9	9	11%
Evrysdi	9	2	nm
Trodelvy	5	3	88%
Erleada	5	3	57%
Emgality	5	3	46%
Crysvita	5	4	31%
Orladeyo	4	0	nm
Prevymis	4	9	(52)%
Oxlumo	1	—	n/a
Other products[3]	89	138	(35)%
Total royalty receipts	**711**	**649**	9%
Distributions to non-controlling interests	(106)	(126)	(15)%
Adjusted Cash Receipts (non-GAAP)[1]	**605**	**524**	**15%**
Payments for operating and professional costs	(49)	(42)	16%
Adjusted EBITDA (non-GAAP)[4]	**556**	**482**	**15%**
Development-stage funding payments – ongoing	(1)	(3)	(81)%
Development-stage funding payments – upfront and milestones**	(100)	—	n/a
Interest paid, net	(86)	(63)	36%
Investments in equity method investees	(3)	(9)	(65)%
Contributions from non-controlling interests – R&D	1	2	(69)%
Adjusted Cash Flow (non-GAAP)[2]	**367**	**409**	**(10)%**

Amounts may not add due to rounding.

*Includes royalty receipts for Nurtec ODT of $5 million and $1 million in the first quarter of 2022 and 2021, respectively, and quarterly redemptions of $16 million in 2022 and 2021 of the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows).

** To align with the updated non-GAAP financial presentation of the biopharmaceutical industry; previously, Royalty Pharma excluded certain development-stage funding payments in its non-GAAP financial measures consistent with industry practice.

14

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Updated non-GAAP Financial Measures (unaudited)
Table 5

($ in millions)	2020				2021			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net cash provided by operating activities (GAAP)	471	489	509	566	526	532	470	490
Royalty receipts:								
Cystic fibrosis franchise	99	136	157	159	167	156	183	196
Tysabri	84	93	77	93	87	92	96	94
Imbruvica	78	82	78	85	89	87	88	89
Promacta	36	27	40	42	44	32	48	49
Xtandi	35	34	38	39	41	36	40	41
Januvia, Janumet, Other DPP-IVs	35	35	34	40	36	39	38	38
Tremfya	—	—	—	—	—	—	17	19
Nurtec ODT/Biohaven payment*	—	—	0	3	17	17	18	19
Cabometyx/Cometriq	—	—	—	—	—	10	12	12
Farxiga/Onglyza	—	8	8	8	9	9	9	9
Evrysdi	—	—	—	0	2	3	6	6
Trodelvy	—	—	1	2	3	3	3	5
Erleada	1	2	2	3	3	3	4	4
Emgality	2	2	3	3	3	4	5	4
Crysvita	—	3	3	3	4	4	5	5
Orladeyo	—	—	—	—	0	1	3	3
Prevymis	—	6	7	8	9	9	10	10
Oxlumo	—	—	—	—	—	—	1	1
Other products[3]	174	158	140	139	138	83	129	55
Total royalty receipts	544	585	588	627	649	588	712	659
Distributions to non-controlling interests	(161)	(123)	(116)	(143)	(126)	(112)	(125)	(116)
Adjusted Cash Receipts (non-GAAP)[1]	**382**	**462**	**472**	**484**	**524**	**475**	**587**	**543**
Payments for operating and professional costs	(26)	(44)	(59)	(50)	(42)	(40)	(54)	(49)
Adjusted EBITDA (non-GAAP)[4]	**356**	**418**	**413**	**434**	**482**	**436**	**533**	**494**
Development-stage funding payments – ongoing	(8)	(6)	(5)	(2)	(3)	(3)	(1)	(1)
Development-stage funding payments – upfront and milestones **	—	—	—	(6)	—	—	(90)	(103)
Interest (paid)/received, net	(49)	(31)	(15)	(1)	(63)	1	(65)	(1)
Investments in equity method investees	(13)	(16)	—	(11)	(9)	(9)	(11)	(7)
Other	10	—	—	—	—	2	(18)	—
Contributions from non-controlling interests – R&D	1	4	1	2	2	2	2	1
Adjusted Cash Flow (non-GAAP)[2]	**298**	**369**	**394**	**417**	**409**	**429**	**351**	**384**

Amounts may not add due to rounding.

*We received quarterly redemptions of $16 million beginning in the first quarter of 2021 related to the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows). The remaining cash receipts relate to royalty receipts for Nurtec ODT.

**To align with the updated non-GAAP financial presentation of the biopharmaceutical industry; previously, Royalty Pharma excluded certain development-stage funding payments in its non-GAAP financial measures consistent with industry practice.

15

16 Royalty Pharma plc Reconciliation of Reported Non-GAAP Measures to Updated Non-GAAP Measures (unaudited) Table 6 ($ in millions) 2020 2021 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Adjusted Cash Flow (non-GAAP), as reported 298 369 394 423 409 429 441 488 Development-stage funding payments – upfront and milestones — — — (6) — — (90) (103) Adjusted Cash Flow (non-GAAP)(2), revised 298 369 394 417 409 429 351 384 Amounts may not add due to rounding.

ROYALTY PHARMA
PRESS RELEASE

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 7

($ in millions)	2020				2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Net cash provided by operating activities (GAAP)	471	489	509	566	526	532	470	490	460
Adjustments:									
Proceeds from available for sale debt securities[5][6]	—	—	—	3	16	16	16	16	16
Distributions from equity method investees– investing[6]	—	15	—	—	—	1	—	—	—
Interest paid/(received), net[6]	49	31	15	1	63	(1)	65	1	86
Development-stage funding payments – ongoing[7]	8	6	5	2	3	3	1	1	1
Development-stage funding payments – upfront and milestones[7]	—	—	—	6	—	—	90	103	100
Payments for operating and professional costs	26	44	59	50	42	40	54	49	49
Termination payments on derivative instruments	35	—	—	—	—	—	16	—	—
Distributions to non-controlling interests[6]	(161)	(123)	(116)	(143)	(126)	(112)	(125)	(116)	(106)
Derivative collateral (received)/posted, net[6]	(45)	—	—	—	—	(2)	2	—	—
Adjusted Cash Receipts (non-GAAP)[1]	**382**	**462**	**472**	**484**	**524**	**475**	**587**	**543**	**605**
Net cash provided by operating activities (GAAP)	471	489	509	566	526	532	470	490	460
Adjustments:									
Proceeds from available for sale debt securities[5][6]	—	—	—	3	16	16	16	16	16
Distributions from equity method investees– investing[6]	—	15	—	—	—	1	—	—	—
Interest paid/(received), net[6]	49	31	15	1	63	(1)	65	1	86
Development-stage funding payments – ongoing[7]	8	6	5	2	3	3	1	1	1
Development-stage funding payments – upfront and milestones[7]	—	—	—	6	—	—	90	103	100
Termination payments on derivative instruments	35	—	—	—	—	—	16	—	—
Distributions to non-controlling interests[6]	(161)	(123)	(116)	(143)	(126)	(112)	(125)	(116)	(106)
Derivative collateral (received)/posted, net[6]	(45)	—	—	—	—	(2)	2	—	—
Adjusted EBITDA (non-GAAP)[4]	**356**	**418**	**413**	**434**	**482**	**436**	**533**	**494**	**556**
Net cash provided by operating activities (GAAP)	471	489	509	566	526	532	470	490	460
Adjustments:									
Proceeds from available for sale debt securities[5][6]	—	—	—	3	16	16	16	16	16
Distributions from equity method investees– investing[6]	—	15	—	—	—	1	—	—	—
Contributions from non-controlling interests– R&D[6]	1	4	1	2	2	2	2	1	1
Distributions to non-controlling interests[6]	(161)	(123)	(116)	(143)	(126)	(112)	(125)	(116)	(106)
Investments in equity method investees[6][8]	(13)	(16)	—	(11)	(9)	(9)	(11)	(7)	(3)
Adjusted Cash Flow (non-GAAP)[2]	**298**	**369**	**394**	**417**	**409**	**429**	**351**	**384**	**367**

Amounts may not add due to rounding.

17

18 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes (1) royalty receipts by product: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, plus (2) Proceeds from available for sale debt securities, and less (1) Distributions to non-controlling interests, which represents contractual distributions of royalty receipts and proceeds from available for sale debt securities to our historical non-controlling interests related to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2022 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 7. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Development-stage funding payments - ongoing, (2) Development-stage funding payments – upfront and milestones, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from non- controlling interests- R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 7. (3) Other products primarily include royalty receipts on the following products: Bosulif (a product co-developed by our joint venture investee, Avillion I, for which receipts are presented as Distributions from equity method investees on the statements of cash flows), Cimzia, Entyvio, HIV franchise, IDHIFA, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Soliqua, Tazverik and contributions from the Legacy SLP Interest. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 7. (5) Receipts from the quarterly redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the condensed consolidated statements of cash flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to non-controlling interests Financing activities Interest paid/(received), net Operating activities (Interest paid less Interest received) Contributions from non-controlling interests – R&D Financing activities Distributions from equity method investees – investing Investing activities Derivative collateral (received)/posted, net Operating activities (Derivative collateral received less Derivative collateral posted) (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All development-stage funding payments – ongoing and development-stage funding payments – upfront and milestones are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for development- stage funding payments. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA.